Filed Pursuant to Rule 433(d)

Registration Statement No. 333-178202

AB SVENSK EXPORTKREDIT (publ)

(Swedish Export Credit Corporation or SEK)

Pricing Term Sheet

Issuer:	Swedish Export Credit Corporation
Principal Amount:	US$133,000,000
Maturity Date:	July 25, 2014
Issue Price:	100.00% of principal amount
Benchmark:	1-month US$ LIBOR
Interest:	1-month US$ LIBOR + 3 basis points
Interest Payment Dates:

Monthly on the 25th of each month, commencing on August 25, 2013. There will be a short first Interest Period from the Settlement Date to August 25, 2013, interpolated between 1-week and 1-month US$ LIBOR plus 0.03%.

Interest Determination Dates:	2 London Business Days prior to each Interest Reset Date
Interest Reset Date:	The Settlement Date and monthly thereafter on the 25th of each month
1-month US$ Libor Definition:	The rate of deposits in US$ having a designated maturity of 1 month that appears on Reuters Screen Page LIBOR01 as of 11:00 a.m., London time on that Interest Determination Date
Interest Period:

Monthly, from and including each Interest Payment Date (or the Settlement Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Re-Offer Price:	100.00%
Re-Offer Yield:	1-month US$ LIBOR + 3 basis points
Net Proceeds to Issuer:	US$133,000,000
Optional Redemption:	Only after the occurrence of certain tax events, at 100.00% of the principal amount thereof plus accrued and unpaid interest to the redemption date
Redemption Price:	100.00% of notional amount
Business Days:	New York and London
Business Day Convention:	Modified following
Day Count	Actual/360
Legal Format:	SEC Registered US Medium Term Note Program
Governing Law:	New York
Pricing Date:	August 1, 2013
Settlement Date:	August 8, 2013
ISIN:	US00254ELX84
CUSIP:	00254ELX8
Lead Manager:	Barclays Capital Inc.
Denominations:	US$200,000 with integral multiples of US$200,000 in excess thereof
Settlement:	DTC
Calculation Agent:	Barclays Bank PLC
Listing:	The notes will not be listed on any securities exchange

RISK FACTORS

Prospective investors should read this free writing prospectus along with the relevant pricing supplement and the accompanying prospectus supplement and prospectus.  Investing in the notes involves certain risks and is suitable only for investors who have the knowledge and experience in financial and business matters necessary to enable them to evaluate the risks and the merits of such an investment.  Prospective investors should make such inquiries as they deem necessary without relying on us or the Lead Manager and should consult with their financial, tax, legal, accounting and other advisers, prior to deciding to make an investment in the notes.  Prospective investors should consider, among other things, the following:

Risks Relating to the Notes

The notes lack a developed public market.

The notes will not be listed on any securities exchange. There can be no assurance regarding the future development of a market for the notes or the ability of the holders of the notes to sell their notes or the price at which such holders may be able to sell their notes.  If such a market were to develop, the notes may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. Accordingly, any prospective purchaser should be prepared to hold the notes indefinitely or until the maturity or final redemption of such notes.

The notes may be redeemed prior to maturity.

If, due to the imposition by Sweden or one of its political subdivisions or taxing authorities of any tax, assessment or governmental charge subsequent to the issue date, we become obligated to pay additional amounts, we may at our option redeem all, but not less than all, the notes by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice. In such a circumstance, the notes could be redeemed at a time when prevailing interest rates may not enable an investor to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

Taxation

Potential investors in the notes should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of notes and receiving payments of interest, principal and/or other amounts or delivery of securities under the notes and the consequences of such actions under the tax laws of those countries.

Risks Relating To SEK

Certain risk factors which could affect our business are contained in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on February 27, 2013 and incorporated by reference herein. See the information under “Risk Factors” beginning on page 5 of our Annual Report on Form 20-F.

SELLING RESTRICTIONS

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the Lead Manager has or will have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)           to legal entities which are qualified investors as defined in the Prospectus Directive;

(b)           to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c)           in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such of offer of notes shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).  The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons.  Any person who is not a relevant person should not act or rely on this document or any of its contents.

The Lead Manager has or will have represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital toll-free at 1-888-227-2275 (Extension 2-3430).